Exhibit 4.40

Contract for Retaining Special Consultant

This Contract is made by both parties below in Beijing as of December 24, 2012 (“Effective Date”).

Party A: Shanghai Huaqianshu Information Technology Co., Ltd.

Address: Room 1005, Changxin Building, No.39 Anding Road, Chaoyang District, Beijing

Party B: Ms. Gong Haiyan

In accordance with related national laws and regulations and adhering to the principle of mutual benefit and common development, Party A and Party B, after friendly negotiations, hereby enter into this Contract.

Article 1 Purpose of Contract

Party A is a legal entity duly organized and validly existing. Party A retains Party B as Party A’s spokesperson and special consultant.

Article 2 Party B’s responsibility is to provide Party A with the special consultant service and as the spokesperson of “Shiji Jiayuan”, authorize Party A to use her right of portraiture and other rights, specifically set forth below:

1. As the founder and co-chairman of “Shiji Jiayuan”, Party B shall provide the strategic suggestions for Party A’s development and continue to act as the spokesperson of “Shiji Jiayuan”.

2. Party B authorizes Party A to use Party B’s right of portraiture, success story and the like at its website or other publicity.

3. Party B shall accept the interview arranged by Party A every month.

4. Party B shall update the “Xiao Long Nv” blog at www.jiayuan.com at least once every month and this blog will be maintained by Party A’s team at other times. In addition, Party B shall answer the users’ questions at least once every week.

Article 3 Service Term

The valid term of this Contract shall be three years, commencing on January 1, 2013 and ending on December 31, 2015.

Article 4 Consultant’s Fee

1. Party A shall pay Party B a monthly consultant’s fee of RMB41,667, in which RMB 20,000 is Party B’s salary (the personal income tax and the personal contributions to social insurances and housing provident fund in respect of which shall be borne by Party B) and remaining RMB 21,667 is the after-tax labor service income paid by Party A to Party B.

2. Party A shall pay the corporate contributions to Party B’s social insurances and housing provident fund.

Article 5 Confidentiality

1. Party A undertakes to keep confidential all the materials and information provided by Party B. Without Party B’s written consent, Party A shall not disclose any such confidential information to any third party, other than for the purpose of performing this Contract.

2. Party B undertakes to keep confidential all the materials and other business secrets provided by Party A. Without Party A’s written consent, Party B shall not disclose any such confidential information to any third party, other than for the purpose of performing this Contract.

3. The confidentialities of both parties shall survive the termination or suspension of this Contract.

Article 6 Force Majeure

Where either party is prevented from performing all or part of its obligations hereunder as a result of unforeseeable force majeure events that are beyond its reasonable control, such as war, earthquake, strike, turmoil or judicial or government restriction, such prevented party shall without undue delay inform the other party accordingly. Depending on the actual situation, the other party may exempt all or part of the defaulting liability of the prevented party.

Article 7 Dispute Resolution

Any dispute arising from or in connection with this Contract may be resolved by both parties through friendly negotiations. If efforts to negotiate have failed or either party is unwilling to resolve such dispute through negotiations, either party may bring a lawsuit before the court in the place where Party A is located.

Article 8 Supplementary Provisions

1. Any matter not covered herein and any amendment to this Contract is to be specified by a supplemental agreement to be entered into between both parties after friendly negotiations.

2. All the appendixes attached hereto shall be an integral part of this Contract and have the same effect as this Contract.

3. This Contract is executed in duplicate, with each party hereto retaining one copy, and shall enter into force on the Effective Date as stated above after it is signed and sealed by the duly authorized representatives of both parties. Both copies shall have the same legal effect.

Party A:		Party B:	/s/ Gong Haiyan

(Company Seal)[seal: Shanghai Huaqianshu Information Technology Co., Ltd.]

Representative:	/s/ Gong Haiyan

Date of signing: December 24, 2012		Date of signing: December 24, 2012